Exhibit 4

            FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

         THIS FIRST AMENDMENT is made between Electro Scientific Industries, Inc., an Oregon corporation (the "Company"), and Mellon Investor Services LLC (the "Rights Agent"), dated as of August 26, 2002 (this "First Amendment"), to amend the Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and the Rights Agent (the "Rights Agreement").

         WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

         WHEREAS, the Board of Directors of the Company adopted resolutions on August 1, 2002 to amend the Rights Agreement as stated below and in accordance with Section 26 thereof; and

         WHEREAS, the Company has directed the Rights Agent to adopt this First Amendment.

         NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  (a) "Acquiring Person" shall mean (i) any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 15% or more of the shares of Common Stock then outstanding, or (ii) any Person who is an Adverse Person (as such term is defined in this Agreement); provided, however, that an Acquiring Person shall not include the Company, any Subsidiary (as such term is defined in this Agreement) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or EQSF Advisers, Inc. or its Affiliates and Associates (collectively, "EQSF"); provided, however, that if EQSF shall become the Beneficial Owner of an aggregate of 19.99% or more of the shares of Common Stock then outstanding (regardless of whether such Common Stock was acquired before or after the date hereof), then EQSF shall be deemed an "Acquiring Person." Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (including EQSF) either (x) as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or with respect to EQSF, 19.99% or more) of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or with respect to EQSF, 19.99% or more) of the shares of Common Stock then outstanding by reason of share acquisitions by the Company and if such Person shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional shares of Common Stock, and, immediately after becoming the Beneficial Owner of such additional shares of Common Stock, such Person shall be the Beneficial Owner of 15% or more (or with respect to EQSF, 19.99% or more) of the shares of Common Stock then outstanding, then such Person (unless such Person shall be the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) shall be deemed an "Acquiring Person," or (y) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined by the foregoing provisions of this paragraph (a), has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined by the foregoing provisions of this paragraph (a).

         2. Section 3(a) of the Rights Agreement is hereby amended in its entirety to reads as follows:

                  (a) Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date is prior to the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more (or with respect to EQSF, 19.99% or more) of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), then (w) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates shall also be deemed to be certificates for Rights) and not by separate Rights Certificates, (x) the Rights and the right to receive Rights Certificates will be transferable only in connection with the transfer of the underlying Common Stock and any transfer of Common Stock shall also constitute the transfer of the associated Rights represented by the same certificate, (y) in the event the Company purchases or acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such acquired Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with shares of Common Stock that are no longer outstanding, and (z) in the event the Company issues any Common Stock after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, the Company shall issue one Right for each such newly issued share of Common Stock (subject to adjustment as provided in Section 11(h)) which Right shall be evidenced by the certificate for the associated share of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information, send) by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate, in substantially the form of Exhibit B hereto (a "Rights Certificate"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(h), at the time the Rights Certificates are distributed the Company shall make the necessary and appropriate rounding adjustments pursuant to Section 14(a) so that Rights Certificates are distributed representing only whole numbers of Rights and cash is paid in lieu of fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

         3. The Rights Agreement shall remain in full force and effect without amendment except this First Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All references in the Rights Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this First Amendment to the Agreement shall hereafter be deemed to be references to the Rights Agreement as amended by this First Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All terms used but not defined in this First Amendment shall have the meanings ascribed to them in the Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


                                            ELECTRO SCIENTIFIC INDUSTRIES, INC.

                                            By: /s/ John E. Isselmann, Jr.
                                                --------------------------------
                                            Name:   John E. Isselmann, Jr.
                                            Title:  General Counsel & Assistant
                                                    Corporate Secretary


                                            MELLON INVESTOR SERVICES LLC

                                            By: /s/ Dennis Treibel
                                                --------------------------------
                                            Name:   Dennis Treibel
                                            Title:  Client Service Manager &
                                                    Vice President